Filed Pursuant to Rule 433

Registration No. 333-211395-02

** PRICING DETAILS ** $1.3+bln Fifth Third Auto Trust (FITAT) 2019-1

JOINT BOOKRUNNERS : Credit Suisse (str), Citi, JPM, RBC

CO-MANAGERS : Fifth Third Securities

CLS	$TOTAL	$OFFERED	WAL	MDY/S&P	BNCH SPRD	YLD%	CPN%	$PRICE
A1	300.000	285.000	0.25	P-1/A-1+	IntL + 0	2.57563	2.57563	100.00000
A2A	447.368	424.999	1.07	Aaa/AAA	EDSF + 17	2.680	2.66	99.99449
A2B	52.632	50.000	1.07	Aaa/AAA	1mL + 17	100.00000
A3	430.000	408.500	2.43	Aaa/AAA	IntS + 31	2.664	2.64	99.97802
A4	139.700	132.715	3.59	Aaa/AAA	IntS + 40	2.711	2.69	99.98006

* Exp. Settle	:	05/08/19	* Format	:	Public/SEC
* First Pay Date	:	06/17/19	* ERISA	:	Yes
* Exp. Ratings	:	Moody’s, S&P	* Min Denoms	:	$1k by $1k
* Exp. Pricing	:	PRICED	* Px Speed	:	1.30% ABS to 10% Call

* IntexNet	:	csffitat_2019-1	Passcode	:	3U7K
* Roadshow	:	www.dealroadshow.com	Passcode	:	20191FITAT

THE INFORMATION CONTAINED HEREIN OR IN THE ATTACHED MATERIALS (THE “INFORMATION”) HAS BEEN PROVIDED BY CREDIT SUISSE SECURITIES (USA) LLC (“CS”) AND IS PRELIMINARY AND SUBJECT TO CHANGE. THE INFORMATION DOES NOT INCLUDE ALL OF THE INFORMATION REQUIRED TO BE INCLUDED IN THE PRIVATE PLACEMENT MEMORANDUM RELATING TO THE SECURITIES. AS SUCH, THE INFORMATION MAY NOT REFLECT THE IMPACT OF ALL STRUCTURAL CHARACTERISTICS OF THE SECURITIES. THE ASSUMPTIONS UNDERLYING THE INFORMATION, INCLUDING STRUCTURE AND COLLATERAL, MAY BE MODIFIED FROM TIME TO TIME TO REFLECT CHANGED CIRCUMSTANCES. PROSPECTIVE PURCHASERS ARE RECOMMENDED TO REVIEW THE PRELIMINARY AND FINAL PRIVATE PLACEMENT MEMORANDAM RELATING TO THE SECURITIES (“OFFERING DOCUMENTS”) DISCUSSED IN THIS COMMUNICATION. OFFERING DOCUMENTS CONTAIN DATA THAT IS CURRENT AS OF THEIR PUBLICATION DATES AND AFTER PUBLICATION MAY NO LONGER BE COMPLETE OR CURRENT. A FINAL PRIVATE PLACEMENT MEMORANDUM MAY BE OBTAINED FROM CS BY CALLING TOLL-FREE 1-800-221-1037.